Exhibit 10.23

ENCORE MEDICAL CORPORATION

ANNUAL BONUS PLAN

ENCORE MEDICAL CORPORATION (the “Company”) hereby establishes this ENCORE MEDICAL CORPORATION ANNUAL BONUS PLAN (the “Plan”) as of this 3rd day of November, 2006, in accordance with the terms provided herein.

Section 1. Bonus Purposes. The Company’s main purposes in establishing the Bonus Plan are to maintain a competitive level of compensation and to align the interests of the Company’s employees with those of the Company’s shareholders and with the strategic objectives of the Company.

Section 2. Effective Date. The effective date of this Plan is November 3, 2006. The Plan will remain in effect from year to year through 2011 and until the payment of any benefits earned for such year (each calendar year shall be referred to herein as a “Plan Year”) until formally amended or terminated in accordance with Section 11.

Section 3. Eligibility. Each of the senior executive officers of the Company who are specified on Schedule A shall participate in the Plan. Each Plan participant shall be notified in writing of their participation and given a Plan document for their reference.

Section 4. Administration of the Plan. The Compensation Committee of the Board of Directors of the Company (the “Committee”) shall administer the Plan. The Committee has responsibility for all aspects of Plan administration, including interpreting and construing the Plan, approving and notifying Plan participants, ruling on any disagreement between Plan Participants, the Company, and any other interested parties, and maintaining final authority to modify or terminate the Plan. The interpretation and construction by the Committee of any provisions of the Plan shall be final. No member of the Committee shall be liable for any action or determination made in good faith on the Plan. The Committee may, in its discretion, designate another party to administer the Plan.

Section 5. Bonus amounts. The following bonus amounts shall be administered under the Plan:

•                  Target Bonus Amount;

•                  Supplemental Bonus Amount; and

•                  Retention Bonus Amount.

Section 6. Definitions. The following provides the definition of certain terms, as are used in the Plan:

(a)                                  “Cause” shall have the meaning set forth in the individual participant’s Employment Agreement with the Company.

(b)                                 “Disability” shall have the meaning set forth in the individual participant’s Employment Agreement with the Company.

(c)                                  “EBITDA” shall mean “Consolidated EBITDA”, as defined in that certain Credit Agreement dated as of November 3, 2006 among Encore Medical Finance, LLC, as Borrower, Encore Medical Holdings, LLC, Bank Of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, The Other Lenders Party Hereto, Credit Suisse Securities (USA) LLC, as Syndication Agent, General

Electric Capital Corporation, as Documentation Agent, and Banc Of America Securities LLC and Credit Suisse Securities (USA) LLC, as Lead Arrangers and Book Runners.

(d)                                 “Free Cash Flow” shall mean cash flow from operations as presented in the statement of cash flows

(x)                                   increased, without duplication, by

(1)                                  cash payments for interest expense on borrowed money,

(2)                                  the cash tax cost incurred with respect to interest income and

(3)           cash flows from discontinued operations to the extent that such amounts are not reflected as a source of cash from operations in the statement of cash flows, and

(y)                                 decreased, without duplication, by

(1)                                  uses of cash reflected as investing activities, excluding purchases of held to maturity securities, and excluding amounts expended on acquisitions of businesses, assets or product lines from third parties,

(2)                                  cash received for interest income on invested cash or cash equivalents,

(3)                                  the cash tax benefit realized during the period with respect to interest expense on borrowed money and stock based compensation,

(4)                                  minority interest expense, and

(5)           uses of cash from discontinued operations to the extent that such amounts are not included as a use of cash from operations in the statement of cash flows.

For purposes of calculating Free Cash Flow, all amounts will be determined in accordance with GAAP, will consider changes in outstanding checks to be an operating cash flow and will exclude the effects of any sources or uses of cash outside the ordinary course of business (e.g., receivable financing).

(e)                                  “GAAP” shall mean accounting principles generally accepted in the United States of America as applicable to the Company, subject to regulation by the Securities and Exchange Commission as in effect on the effective date of the Plan, and to the extent that alternative accounting treatments are permissible within those accounting principles, in accordance with the Company’s historical accounting policies.

(f)                                    “Good Reason” shall have the meaning set forth in the individual participant’s Employment Agreement with the Company.

Section 7. Determination of Bonus Amounts.

(a)                                  Target Bonus Amount. For each Plan Year from 2007 through 2011, a participant shall be eligible to earn a Target Bonus Amount equal to 67% of the participant’s base salary in effect during such Plan Year, calculated on a weighted average monthly basis using the base salary in effect on the first day of each month, contingent upon (i) the satisfaction of the Free Cash Flow and EBITDA targets for such Plan Year specified on Schedule B, as determined by the Committee, and (ii) the Participant’s continued employment with the Company through the specified payment date for such Target Bonus Amount.

(b)                                 Supplemental Bonus Amount. For each Plan Year from 2007 through 2011, a participant shall be eligible to earn a Supplemental Bonus Amount equal to 100% of the participant’s base salary in effect during such Plan Year, calculated on a weighted average monthly basis using the base salary in effect on the first day of each month, contingent upon (i) the satisfaction of the Free Cash Flow and EBITDA targets for such Plan Year specified on Schedule C, as determined by the Committee, and (ii) the participant’s continued employment with the Company through the specified payment date for such Supplemental Bonus Amount.

(c)                                  Retention Bonus Amount. Each participant shall be eligible to receive a Retention Bonus Amount in the amount specified in the participant’s notice of participation, provided that such Retention Bonus Amount must be repaid to the Company if the participant’s employment with the Company is terminated prior to January 1, 2008, other than by reason of a termination by the Company without Cause, by the participant for Good Reason, or as a result of the participant’s death or Disability.

Section 8. Payments. No bonus amount shall be earned and a participant shall have no vested interest or entitlement to any bonus amount hereunder prior to its actual payment.

(a)                                  Target Bonus Amount and Supplemental Bonus Amount. The Target Bonus Amount and the Supplemental Bonus Amount, if earned, shall be paid in cash to a participant. Payments shall be made within 2½ months following the end of a Plan Year. In the event that a participant’s employment is terminated as a result of the participant’s death or Disability prior to any specified payment date for the Target Bonus Amount or Supplemental Bonus Amount, the participant shall be deemed to be employed through the specified payment date for all purposes hereunder and shall be entitled to the Target Bonus Amount or Supplemental Bonus Amount at the same time it is paid to other Plan participants.

(b)                                 Retention Bonus Amount. The Retention Bonus Amount shall be paid in cash to the participant upon the closing of the transactions contemplated in that certain Agreement and Plan of Merger by and among Grand Slam Holdings, LLC, Grand Slam Acquisitions Corp. and the Company, dated as of June 30, 2006. As a condition to payment, the participant shall agree in writing that such amount, if subject to repayment under Section 7(c), may be withheld from any amounts otherwise due to a participant, including without limitation salary, upon a participant’s separation from service with the Company; provided, however, that repayment at the time of separation from service shall be limited to the net after-tax portion of the Retention Bonus Amount that was originally received by the participant, and the balance of the Retention Bonus Amount shall be repaid at the time the participant receives a refund of the taxes paid with respect to the Retention Bonus Amount.

Section 9. No Rights to Employment. Nothing in the Plan shall confer any right on any employee to continue in the employ of the Company. Except as may be provided in an agreement with the participant or as otherwise provided herein, in the event that a participant’s employment is terminated for any reason prior to payment of a Target Bonus Amount or Supplemental Bonus Amount, such Target Bonus Amount and Supplemental Bonus Amount shall not be earned and shall be forfeited by the participant without any further action required by the Company. Except as provided in Section 7(c), in the event that a participant’s employment is terminated for any reason prior to payment of a Retention Bonus Amount, such bonus amount shall not be earned and shall be forfeited by the participant without any further action required by the Company.

Section 10. Amendment or Termination of this Plan. The Company shall have the right to amend or terminate the Plan at any time by written action approved by the Committee; provided, however, no such amendment may reduce the bonus opportunity or adversely affect the targets provided herein through 2011 or the payment of any such amounts earned, except with respect to amendments that are necessary to comply with applicable law, rule or regulation. The Company shall notify affected employees in writing of any amendment or Plan termination.

Section 11. Successors. In addition to any obligations imposed by law upon a successor to the Company, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the assets of the Company to expressly assume the Plan and agree to perform obligations hereunder in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.